Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 28, 2016, relating to the consolidated financial statements of Broadway Financial Corporation, which report appears in the Form 10-K of Broadway Financial Corporation for the year ended December 31, 2015 which is incorporated by reference in Post-Effective Amendment No.1 to the Registration Statement on Form S-1 (No. 333-192451) and Post-Effective Amendment No.2 to the Registration Statement on Form S-1 (No. 333-201233) of Broadway Financial Corporation and related Prospectus for the resale or other disposition by the selling stockholders of up to 22,886,946 shares of common stock.

/s/Moss Adams LLP

San Francisco, California
September 16, 2016